Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of July 9, 2026 (the “Effective Date”), is entered into by and between Nixxy, Inc., a Nevada corporation (the “Company”), and David Kratochvil (the “Employee”).

RECITALS

WHEREAS, Company wishes to employ Employee as its Chief Executive Officer and President;

WHEREAS, Employee represents that Employee possesses the necessary skills to perform; the duties of this position and that Employee has no obligation to any other person or entity which would prevent, limit or interfere with Employee’s ability to do so; and

WHEREAS, Employee and Company desire to enter into a formal Executive Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Definitions. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:

(a) “Affiliate” means, with respect to any entity, any person or entity, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means: (i) the Employee’s material breach of this Agreement; (ii) the Employee’s failure to perform Employee’s material duties and obligations under this Agreement (other than during any period of Disability); (iii) the Employee’s fraud, dishonesty, theft, material malfeasance or material misconduct in connection with the performance of Employee’s duties hereunder; (iv) Employee’s willful failure to follow a reasonable and lawful directive of the Board; (v) Employee’s material non-compliance with any written rules, regulations, policies or procedures of the Company or an Affiliate of the Company at which Employee is employed or to which the Employee provides services; (vi) the Employee’s conviction of, or pleading guilty or nolo contendere to, a felony or the equivalent thereof, any other crime having as its predicate element fraud, dishonesty, misappropriation, moral turpitude, or theft; (vii) any action by the Employee which has a detrimental effect on the Company’s reputation or business; or, (viii) Employee’s breach of any of the covenants set forth in this Agreement or in the Confidentiality, Non-Solicitation, Non-Compete and Assignment of Inventions Agreement, attached as Exhibit 1 (or any similar covenants to which the Employee may be subject from time to time in connection with the Employee’s employment with the Company); provided, that, the Company shall provide written notice to Employee detailing the specified grounds for any termination for Cause under this Paragraph 1(c) and Employee shall have the opportunity to cure, to the extent curable, any event specified in subsections (ii), (iv), and (v) above within fifteen (15) days of receipt of such notice, and, if the Board determines in good faith that the specified grounds have not been cured within such time, Employee’s termination shall be effective upon expiration of the cure period.

(d) “Change of Control” means the consummation of a transaction or a series of transactions that results in: (i) any sale or other disposition of all or substantially all of the assets of the Company that occurs over a period of not more than twelve (12) months; or (ii) any person, or more than one person acting as a group, acquiring ownership of stock of the Company, that together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. However, a Change of Control shall not include (x) any consolidation or merger effected exclusively to change the domicile or name of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

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(e) “Disability” means and shall be deemed to have occurred if, in the Board’s reasonable discretion, after consultation with a physician selected by the Board, the Employee shall have been unable to perform the essential functions of the Employee’s duties, even with reasonable accommodation if required by law, for a period of not less than one hundred twenty (120) consecutive days, or one hundred eighty (180) total days during any twelve (12) month period. The Employee shall cooperate in submitting to medical examinations and providing medical records to the physician selected by the Board as reasonably requested by the Board in making a determination of Disability hereunder.

2. Employment. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.

3. Employment Term. Subject to Paragraph 6 hereof, the Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, in each case, pursuant to this Agreement, for a period commencing on the Effective Date and ending on the date twelve (12) months from the Effective Date, unless the employment of the Employee is terminated by either party in accordance with Paragraph 6 of this Agreement (the “Employment Term” or the “Term”).

4. Position and Duties.

(a) Position. During the Employment Term, the Employee shall serve as the Chief Executive Officer and President of the Company. Employee shall have such powers, duties, authorities and responsibilities as are consistent with such position and as the Board may designate from time to time; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to the Company.

(b) Time Commitment. During the Employment Term, the Employee shall devote sufficient business time, skill, attention and effort to all facets of the business and affairs of the Company and will use Employee’s efforts to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Employee in or pursuant to this Agreement; provided, however, nothing herein shall be construed as providing that Employee may engage in outside business activities, so long as such activities do not, individually or in the aggregate, materially interfere with the performance of Employee’s duties and responsibilities hereunder, or otherwise conflict with the business of the Company, as determined by the Board.

(c) Observance of Rules. Employee will duly, punctually and faithfully perform and observe any and all reasonable rules and regulations that the Company or any of its subsidiaries may now or will hereafter establish governing the conduct of its business.

(d) Agreement to Protect Company’s Interests. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, the Employee will be required to sign the Company’s confidentiality, non-solicitation, non-compete and assignment of inventions agreement attached as Exhibit 1 hereto (the “Confidentiality, Non-Solicitation, Non-Compete and Assignment of Inventions Agreement”), as a condition of Employee’s employment.

5. Compensation and Related Matters.

(a) Base Salary. Commencing on the Effective Date, the Company shall pay to Employee a base salary at the annual rate of USD 180,000, subject to standard payroll deductions and withholdings and payable in installments in accordance with Company policy as in effect from time to time, and subject to quarterly review by the Company. Employee’s annual rate of base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b) Incentive Compensation. Subject to the approval of the Board, Employee shall be eligible to receive equity compensation in the amount of one hundred thousand (100,000) Stock Units (the "SUs"), which shall be subject to the vesting policy as described below and be granted pursuant to the terms of the Company's 2024 Equity Incentive Plan as amended and approved on July 11, 2024 (the "Equity Incentive Plan"), or such other Equity Incentive Plan as may be approved by the Board and the shareholders. (i) Vesting. The SUs subject to this Award shall become vested as follows, provided that the no Termination event under Section 6 shall have occurred prior to each such vesting date: (a) 50,000 SUs shall vest immediately on the Effective Date, (b) 12,500 SUs shall vest on the three (3) month anniversary of the Effective Date, (c) 12,500 SUs shall vest on the six (6) month anniversary of the Effective Date, and (d) 12,500 SUs shall vest on the nine (9) month anniversary of the Effective Date and (e) 12,500 SUs shall vest on the twelve (12) month anniversary of the Effective Date. There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Employee’s continued service with the Company.

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(c) Benefits. Employee shall be eligible, for so long as Employee is employed by the Company, to participate in any employee benefit plans or arrangements (but excluding any severance or bonus plan unless specifically referenced in this Agreement) which may from time to time be made available by the Company to similarly situated employees (collectively, “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. Employee understands and acknowledges that any Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

(d) Vacations and Personal Leave. The Employee shall be eligible for vacation, sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company as may from time to time be in effect for its executive employees and as required by applicable law.

(e) Expenses. The Employee shall be entitled to receive reimbursement for all reasonable and necessary business expenses incurred by the Employee in performing Employee’s duties and responsibilities under this Agreement, consistent with the Company’s policies or practices as may from time to time be in effect for reimbursement of expenses incurred by other Company executives, including for a Company-owned laptop computer. All expenses shall be reimbursed within fifteen (15) days after Employee submits an expense report and any required documentation.

6. Termination of Employment. Employee’s employment pursuant to this Agreement may be terminated as follows:

(a) Expiration of Term. This Agreement shall terminate automatically upon expiration of the Employment Term set forth in Section 3 of this Agreement, unless earlier terminated in accordance with this Section 6.

(b) Death. This Agreement shall terminate automatically upon the Employee’s death.

(c) Disability. The Company may terminate this Agreement at any time upon the Company’s determination of the Employee’s Disability.

(d) Termination by the Company for Cause. The Company may terminate Employee for Cause as defined in Paragraph 1(c).

(e) Termination by the Employee (Resignation). The Employee may terminate this Agreement for any reason, upon written notice to the Company stating the termination date. Upon receipt of the Employee’s Notice of Termination, the Company may, in the Board’s discretion, assign the Employee new or different duties through the termination date, release the Employee from active duty, or terminate the Employee’s employment prior to the termination date stated in the Employee’s Notice of Termination (notwithstanding Section 6(h) below). Such termination by the Company will not entitle the Employee to any payment of Severance (as defined in Section 6(f) below).

(f) Termination by the Company Without Cause. The Company may terminate this Agreement without Cause at any time upon written notice to Employee. In the event of a termination without Cause by the Company, the Company shall provide the Employee a payment equal to one (1) month of the Employee’s Base Salary and health insurance benefits (the “Severance”) subject to the Employee’s execution, release and non-revocation of a general release of claims, along with a reaffirmation of any continuing obligations under Exhibit 1. Notwithstanding the above, if Employee is terminated without Cause within the first ninety (90) days of the Effective Date, no Severance shall be payable by the Company.

(g) Termination or Assignment upon a Change of Control. This Agreement shall terminate automatically upon a Change of Control. Except as otherwise set forth in Section 7(g) no Severance shall be payable by the Company upon a Change of Control and any unvested SU’s shall immediately vest.

(h) Notice of Termination. Any termination of the Employee’s employment by the Company or the Employee (other than a termination pursuant to Paragraph 6(a) or 6(b)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice delivered in the manner set forth in Paragraph 10 hereof that must (i) indicate the specific termination provision in this Agreement relied upon, and (ii) specify the Employment Termination Date.

(i) Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Employee’s employment is terminated by expiration of the Employment Term, the date of such expiration; (ii) if the Employee’s employment is terminated by Employee’s death, the date of Employee’s death; (iii) if the Employee’s employment is terminated pursuant to any other provision of this Agreement, the date specified in the Notice of Termination (the Employment Termination Date”).

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(j) Transition Period. Upon termination of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), the Employee agrees to make Employee available to assist the Company with transition projects assigned to Employee by the Company. The Employee will be paid at an agreed upon hourly rate commensurate with the industry standard rate of pay for any work performed by the Employee for the Company during the Transition Period.

7. Compensation Upon Termination of Employment.

(a) Expiration of Term. Upon termination of this Agreement because of the expiration of the Term: (i) the Company shall pay the Employee the accrued and unpaid portion of the Employee’s Base Salary earned for services provided through the Employment Termination Date (the “Compensation Payment”); (ii) the Company shall pay the Employee any reimbursement for business travel and other expenses to which the Employee is entitled hereunder (the “Reimbursement”).

(b) Death. Upon termination of this Agreement because of the Employee’s death: (i) the Company shall pay the Employee’s estate the Compensation Payment; (ii) the Company shall pay the Employee’s estate the Reimbursement; and (iii) any unvested portion of any options, stock, SUs, or other securities of the Company or any of its Affiliates granted to Employee which are subject to vesting (“Unvested Securities”), shall immediately be issued (in the case of stock grants) and become exercisable (in the case of stock options, warrants or other convertible securities), regardless of the vesting or termination provisions of such Unvested Securities. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(b), the terms of this Paragraph 7(b) shall govern.

(c) Disability. Upon termination of this Agreement by the Company due to Disability pursuant to Paragraph 6(b): (i) the Company shall pay the Employee the Compensation Payment; (ii) the Company shall pay the Employee the Reimbursement; and (iii) any unvested Securities shall immediately be issued (in the case of stock grants) and become exercisable (in the case of stock options, warrants or other convertible securities). For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(c), the terms of this Paragraph 7(c) shall govern.

(d) Termination for Cause. Upon termination of this Agreement by the Company for Cause pursuant to Paragraph 6(c), the Company shall pay the Employee: (i) the Compensation Payment; and (ii) the Reimbursement.

(e) Termination by the Employee (Resignation). Upon Termination of this Agreement by the Employee pursuant to Paragraph 6(d), the Company shall pay the Employee: (i) the Compensation Payment; and (ii) the Reimbursement.

(f) Termination by the Company Without Cause. Upon termination of this Agreement by the Company without Cause pursuant to Paragraph 6(e), except in connection with a termination in connection with a Change of Control, the Company shall pay the Employee (i) the Compensation Payment, and (ii) the Reimbursement. In addition, if and only if the termination occurs ninety (90) days after the Effective Date, the Company shall provide the Employee a payment equal to one (1) month of the Employee’s Base Salary and health insurance benefits, subject to the Employee’s execution, release and non-revocation of a general release of claims, along with a reaffirmation of any continuing obligations.

(g) Termination upon a Change of Control. Upon termination or assignment of this Agreement pursuant to Paragraph 6(f): (i) the Company shall pay the Employee the Reimbursement; and (ii) any Unvested Securities shall immediately be issued (in the case of stock grants) and become exercisable or convertible (in the case of stock options, warrants or other convertible securities) subject to the Employee’s execution, delivery, and non-revocation of a general release of claims. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(g), the terms of this Paragraph 7(g) shall govern. Upon a Change of Control, if Employee is terminated without Cause or suffers a material role change, Employee shall receive a payment equal to four (4) months of the Employee’s Base Salary, subject to the Employee’s execution, release and non-revocation of a general release of claims, along with a reaffirmation of any continuing obligations under Exhibit 1, and any unvested SU’s shall immediately vest.

(h) No Effect on Other Benefits. The payments provided for in Paragraphs 7(a) through 7(f) do not limit the entitlement of the Employee or the Employee’s estate or beneficiaries to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by the Company for the Employee’s benefit or to any death or other vested benefits to which the Employee may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Employee’s benefit.

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(i) No Mitigation. The Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Employee from any source other than the Company or its successor.

8. Survival. The expiration or termination of this Agreement will not impair the rights or obligations of any party hereto that accrues hereunder prior to such expiration or termination.

9. Non-Disparagement. At all times from and after the date hereof, the Employee shall not make, directly or indirectly, any statement (whether oral, written or electronic, such as by means of electronic mail or internet forums or message boards) to any person or organization or to the public or any third party criticizing or disparaging the business, the Company, any of the Company's Affiliates, or the members of the Board of Directors of the Company or any of the Company’s Affiliates.

10. Cooperation. From and after Employee's termination of employment, Employee shall provide Employee's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee's employment hereunder in which Employee was involved or of which Employee has knowledge, provided, that the Company shall reimburse Employee for Employee's reasonable costs and expenses (including legal counsel selected by Employee and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Employee or unreasonably interfere with any subsequent employment that Employee may undertake. Employee shall not be required to cooperate against his own legal interests or the legal interests of his employer or partners or business ventures. In the event Employee reasonably determines that he needs separate legal counsel in connection with his cooperation, the Company shall reimburse Employee for the reasonable costs of such counsel as soon as practicable (and in any event within thirty (30) days) following its receipt of an invoice for such costs.

11. Withholding Taxes. The Company shall withhold from any payments to be made to the Employee pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

12. Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited and sent via overnight courier, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt), or (c) via email: If to the Company, at:

Nixxy, Inc.

Attn: Simon Kearney

1178 Broadway, 3rd Floor, New York, NY 10001

If to the Employee, at the Employee’s then-current home address on file with the Company.

Notice so given shall, in the case of overnight courier, be deemed to be given and received on the date of actual delivery and, in the case of personal delivery, on the date of delivery.

13. Binding Effect: No Assignment by the Employee: No Third-Party Benefit. Employee may not assign this Agreement or any of his rights and duties hereunder. The Company may assign this Agreement to an entity controlled by or under common control with the Company or to an entity that acquires all or substantially all of the equity or assets of the Company. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and its successors and assigns, including, without limitation, any successor in interest to the Company who acquires (directly or indirectly) all or substantially all of the Company’s equity or assets. The Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

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14. Assumption by Successor. Subject to Paragraph 6(g), the Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in writing in form and substance reasonably satisfactory to the Employee, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Paragraph, “Company” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Company that executes and delivers the agreement provided for in this Paragraph or that otherwise becomes obligated under this Agreement by operation of law.

15. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by confidential, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules conducted virtually or in such location as the Employee and Company may agree. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without requiring the posting of a bond or other security). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages or other relief awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act. This Section does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either Employee or the Company (whether or not arising under the Confidentiality, Non- Solicitation Non-Compete and Assignment of Inventions Agreement between Employee and the Company).

16. Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada, without regard to conflict of laws rules or principles which might refer the governance or construction of this Agreement to the laws of another jurisdiction.

17. Representations and Covenants by Employee. Employee represents and warrants that: (a) Employee has consulted with independent legal counsel regarding Employee's rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein; (b) Employee's execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound; (c) Employee is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity, and Employee is not subject to any other agreement that would prevent Employee from performing Employee's duties for the Company or otherwise complying with this Agreement; (d) Employee is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (e) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

18. Entire Agreement. This Agreement, and the Exhibits, schedules, and documents attached and referred to herein, contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, except that all confidentiality, assignment, and non-disclosure provisions and agreements between the Employee and the Company are still in force and non-superseded.

19. Modification: Waiver. No amendment, modification or waiver of this Agreement shall be effective unless it is in writing and signed by the Employee and by a duly authorized representative of the Company (other than the Employee). Each party acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or Employee’s rights under this Agreement shall constitute a waiver or abandonment of any such rights or defenses to enforcement of such rights.

20. Severability. If any provision of this Agreement shall be determined by a court or arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

21. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts executed by electronic mail or a signature platform such as DocuSign shall be as effective as by manual signature.

[Signatures on following page.]

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IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement effective as of the Effective Date.

COMPANY:

NIXXY, INC.,

a Nevada corporation

Dated: July 9, 2026

By: /s/ Simon Kearney

Simon Kearney

Chair of the Compensation Committee

EMPLOYEE:

Dated: July 9, 2026

By: /s/ David Kratochvil

David Kratochvil

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